The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated April 7, 2022

Pricing supplement To prospectus dated April 8, 2020, prospectus supplement dated April 8, 2020 and product supplement no. 4-II dated November 4, 2020	Registration Statement Nos. 333-236659 and 333-236659-01 Dated April , 2022 Rule 424(b)(2)
JPMorgan Chase Financial Company LLC

Structured Investments

$

Capped Notes Linked to the Spread Between the 30-Year U.S. Dollar SOFR ICE Swap Rate and the 2-Year U.S. Dollar SOFR ICE Swap Rate due October 16, 2023

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

General

•	The notes are designed for investors who believe that the 30-Year U.S. Dollar SOFR ICE Swap Rate will not be below the 2-Year U.S. Dollar SOFR ICE Swap Rate by more than 0.50% on the Valuation Date and who seek the opportunity to earn a return equal to 1% of their principal for every 0.01% that the Final Reference Rate Spread is greater than the Strike Level, up to the Maximum Return of at least 75%.
•	Investors should be willing to accept the risk of losing some or all of their principal if the Final Reference Rate Spread is less than the Strike Level. Under these circumstances, at maturity investors will lose 1% of their principal for every 0.01% that the Final Reference Rate Spread is less than the Strike Level and could lose all of their principal amount at maturity. As a result, a very small percentage point decline in the Final Reference Spread below the Strike Level can generate a significant loss on the notes. For example, if the Final Reference Rate Spread is -1.50%, investors will lose all of their principal amount at maturity.
•	The notes are not traditional fixed income securities. Traditional fixed income securities linked to an interest rate, commonly referred to as floating rate notes, typically provide for the return of an investor’s principal amount at maturity and the payment of periodic interest based on the interest rate to which the securities are linked. As a result, any decline in the interest rate would potentially result in a reduction in the amount of any periodic interest paid on the securities, but would not adversely affect the return of the investor’s principal amount at maturity. However, the notes offered by this pricing supplement do not pay periodic interest based on either Reference Rate or the Reference Rate Spread. Instead, the amount an investor receives at maturity will depend on the performance of the Reference Rate Spread on the Valuation Date. If the Reference Rate Spread declines to less than the Strike Level on the Valuation Date, investors will lose some or all of their principal amount at maturity.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Minimum denominations of $1,000 and integral multiples thereof

Key Terms

Issuer:	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Reference Rate Spread:	The 30-Year U.S. Dollar SOFR ICE Swap Rate determined as set forth under “Supplemental Terms of the Notes” in this pricing supplement (the “30-Year Reference Rate”) minus the 2-Year U.S. Dollar SOFR ICE Swap Rate determined as set forth under “Supplemental Terms of the Notes” in this pricing supplement (the “2-Year Reference Rate”) (each of the 30-Year Reference Rate and the 2-Year Reference Rate, a “Reference Rate” and collectively, the “Reference Rates”)
Strike Level:	-0.50%
Maximum Return:	At least 75%. For example, assuming a Maximum Return of 75%, if the Final Reference Rate Spread is equal to or greater than 0.25%, you will receive the Maximum Return of 75%, which entitles you to a maximum payment at maturity of $1,750.00 per $1,000 principal amount note that you hold. The actual Maximum Return and the actual maximum payment at maturity will be provided in the pricing supplement and will not be less than 75% and $1,750.00 per $1,000 principal amount note, respectively.
Payment at Maturity:	If you hold your Notes to maturity, you will receive a cash payment at maturity per $1,000 principal amount Note that you hold calculated as follows:

$1,000 + [$1,000 × 100 × (Final Reference Rate Spread + absolute value of Strike Level)], subject to the Maximum Return

In no event, however, will the payment at maturity be less than $0.

If the Final Reference Rate Spread is less than the Strike Level (and therefore the 30-Year Reference Rate is below the 2-Year Reference Rate by more than 0.50%), you will lose 1% of the principal amount of your notes for every 0.01% that the Final Reference Rate Spread is less than -0.50%. In particular, if the Final Reference Rate Spread is -1.50% or lower, you will lose all of your principal amount at maturity.

Final Reference Rate Spread:	The Reference Rate Spread on the Valuation Date
Pricing Date:	On or about April 11, 2022
Original Issue Date:	On or about April 14, 2022 (Settlement Date)
Valuation Date:	October 11, 2023
Maturity Date†:	October 16, 2023
CUSIP:	48133DE48
†	Subject to postponement as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-12 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-6 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $50.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $900.00 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $900.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” section of the accompanying prospectus supplement and the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-II dated November 4, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320021467/crt_dp139322-424b2.pdf
•	Prospectus supplement and prospectus, each dated April 8, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

Supplemental Terms of the Notes

The Valuation Date is a Determination Date for purposes of the accompanying product supplement, but is not subject to postponement under “General Terms of Notes — Postponement of a Determination Date.”  Instead, it is subject to adjustment as described below.

With respect to any day:

(1)	the “30-Year Reference Rate” refers to the 30-Year U.S. Dollar SOFR ICE Swap Rate, which is the rate for U.S. dollar swaps with a designated maturity of 30 years, referencing the Secured Overnight Financing Rate (“SOFR”) (compounded in arrears for twelve months using standard market conventions); and
(2)	the “2-Year Reference Rate” refers to the 2-Year U.S. Dollar SOFR ICE Swap Rate, which is the rate for U.S. dollar swaps with a designated maturity of 2 years, referencing SOFR (compounded in arrears for twelve months using standard market conventions), that appears on the Bloomberg Screen USISSO30 Page and the Bloomberg Screen USISSO02 Page, respectively, (each a “Bloomberg Screen Page”) at approximately 11:00 a.m., New York City time, on that day (or, if that day is not a U.S. Government Securities Business Day, on the immediately preceding U.S. Government Securities Business Day), as determined by the calculation agent, provided that, if no such rate appears on the applicable Bloomberg Screen Page on that day (or, if that day is not a U.S. Government Securities Business Day, on the immediately preceding U.S. Government Securities Business Day) at approximately 11:00 a.m., New York City time, then the calculation agent, after consulting such sources as it deems comparable to the foregoing display page, or any such source it deems reasonable from which to estimate the relevant rate for U.S. dollar swaps referencing SOFR, will determine the applicable Reference Rate for that day in its sole discretion.

“Bloomberg Screen USISSO30 Page” and “Bloomberg Screen USISSO02 Page” mean the displays designated as Bloomberg screens “USISSO30” and “USISSO02,” respectively, or such other pages as may replace the Bloomberg screens “USISSO30” and “USISSO02,” respectively, on that service or such other service or services as may be nominated for the purpose of displaying rates for U.S. dollar swaps referencing SOFR by ICE Benchmark Administration Limited (“IBA”) or its successor or such other entity assuming the responsibility of IBA or its successor in calculating rates for U.S. dollar swaps referencing SOFR in the event IBA or its successor no longer does so.

“U.S. Government Securities Business Day” means any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities

Notwithstanding the foregoing paragraph:

(i)  If the calculation agent determines in its sole discretion on or prior to the relevant day that the relevant rate for U.S. dollar swaps referencing SOFR has been discontinued or that rate has ceased to be published permanently or indefinitely, then the calculation agent will use as the applicable Reference Rate for that day a substitute or successor rate that it has determined in its sole discretion, after consulting an investment bank of national standing in the United States (which may be an affiliate of ours) or any other source it deems reasonable, to be a commercially reasonable replacement rate; and

JPMorgan Structured Investments —	PS-1
Capped Notes Linked to the Spread Between the 30-Year U.S. Dollar SOFR ICE Swap Rate and the 2-Year U.S. Dollar SOFR ICE Swap Rate

(ii) If the calculation agent has determined a substitute or successor rate in accordance with the foregoing, the calculation agent may determine in its sole discretion, after consulting an investment bank of national standing in the United States (which may be an affiliate of ours) or any other source it deems reasonable, the definitions of business day and Valuation Date and any other relevant methodology for calculating that substitute or successor rate, including any adjustment factor, spread and/or formula it determines is needed to make that substitute or successor rate comparable to the relevant rate for U.S. dollar swaps referencing SOFR, in a manner that is consistent with industry-accepted practices for that substitute or successor rate.

JPMS, one of our affiliates, will act as the calculation agent for the notes.  We may appoint a different calculation agent, including ourselves or another affiliate of ours, from time to time after the date of this pricing supplement without your consent and without notifying you.  See “General Terms of Notes — Calculation Agent” in the accompanying product supplement.

JPMorgan Structured Investments —	PS-2
Capped Notes Linked to the Spread Between the 30-Year U.S. Dollar SOFR ICE Swap Rate and the 2-Year U.S. Dollar SOFR ICE Swap Rate

What Is the Total Return on the Notes, Assuming a Range of Performances for the Final Reference Rate Spread?

The following table and examples illustrate the hypothetical total return and the hypothetical payment at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. Each hypothetical total return or payment at maturity set forth below assumes a Maximum Return of 75% and reflects the Strike Level of -0.50%. The actual Maximum Return will be provided in the pricing supplement and will not be less than 0.25%. Each hypothetical total return or payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and in the examples below have been rounded for ease of analysis.

Final Reference Rate Spread	Total Return	Payment at Maturity(1)
2.00%	75.00%	$1,750
1.50%	75.00%	$1,750
1.00%	75.00%	$1,750
0.90%	75.00%	$1,750
0.80%	75.00%	$1,750
0.70%	75.00%	$1,750
0.60%	75.00%	$1,750
0.50%	75.00%	$1,750
0.40%	75.00%	$1,750
0.30%	75.00%	$1,750
0.25%	75.00%	$1,750
0.20%	70.00%	$1,700
0.10%	60.00%	$1,600
0.00%	50.00%	$1,500
-0.10%	40.00%	$1,400
-0.20%	30.00%	$1,300
-0.30%	20.00%	$1,200
-0.40%	10.00%	$1,100
-0.50%	0.00%	$1,000
-0.60%	-10.00%	$900
-0.70%	-20.00%	$800
-0.80%	-30.00%	$700
-0.90%	-40.00%	$600
-1.00%	-50.00%	$500
-1.10%	-60.00%	$400
-1.20%	-70.00%	$300
-1.30%	-80.00%	$200
-1.40%	-90.00%	$100
-1.50%	-100.00%	$0
-1.60%	-100.00%	$0
-1.70%	-100.00%	$0
-1.80%	-100.00%	$0
(1)	The payment at maturity will not be less than $0.

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity in different hypothetical scenarios is calculated.

Example 1: The Final Reference Rate Spread is 0.10%. Because the Final Reference Rate Spread of 0.10% is less than 0.25%, the investor receives a payment at maturity of $1,600.00 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 × 100 × (0.10% + |-0.50%|)] = $1,600.00

Example 2: The Final Reference Rate Spread is -0.30%. Although the Final Reference Rate Spread is negative, because the Final Reference Rate Spread is not less than the Strike Level of -0.50%, the investor will not lose any of their principal amount at maturity. The investor receives a payment at maturity of $1,200.00 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 × 100 × (-0.30% + |-0.50%|)] = $1,200.00

Example 3: The Final Reference Rate Spread is 1.50%. Because the Final Reference Rate Spread of 1.50% is greater than 0.25%, the investor is entitled to only the Maximum Return and receives a payment at maturity of $1,750.00 per $1,000 principal amount note.

Example 4: The Final Reference Rate Spread is -0.90%. Because the Final Reference Rate Spread of -0.90% is less than the Strike Level of -0.50%, the investor will lose 1% of their principal for every 0.01% that the Final Reference Rate Spread is

JPMorgan Structured Investments —	PS-3
Capped Notes Linked to the Spread Between the 30-Year U.S. Dollar SOFR ICE Swap Rate and the 2-Year U.S. Dollar SOFR ICE Swap Rate

less than the Strike Level. The investor receives a payment at maturity of $600 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 × 100 × (-0.90% + |-0.50%|)] = $600

Example 5: The Final Reference Rate Spread is -1.60%. Because the Final Reference Rate Spread of -1.60% is less than the Strike Level of -0.50% by more than 1.00% and the payment at maturity is floored at $0, the investor receives no payment at maturity, resulting in the loss of all of their principal amount at maturity.

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS-4
Capped Notes Linked to the Spread Between the 30-Year U.S. Dollar SOFR ICE Swap Rate and the 2-Year U.S. Dollar SOFR ICE Swap Rate

Selected Purchase Considerations

•	CAPPED APPRECIATION POTENTIAL — The notes provide investors the opportunity to earn a return equal to 1% of their principal for every 0.01% that the Final Reference Rate Spread is greater than the Strike Level, up to the Maximum Return of at least 75%. Accordingly, assuming a Maximum Return of 75%, the maximum payment at maturity is $1,750.00 per $1,000 principal amount note. The Maximum Return will be provided in the pricing supplement and will not be less than 75%, and accordingly, the maximum payment at maturity will not be less than $1,750.00 per $1,000 principal amount note. Because the notes are our unsecured and unsubordinated obligations, the payment of which is fully and unconditionally guaranteed by JPMorgan Chase & Co., payment of any amount on the notes is subject to our ability to pay our obligations as they become due and JPMorgan Chase & Co.’s ability to pay its obligations as they become due.
•	THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL — We will pay you your principal back at maturity only if the Final Reference Rate Spread is greater than or equal to the Strike Level on the Valuation Date. However, if the Reference Rate Spread is less than the Strike Level on the Valuation Date, you will lose some or all of your principal amount at maturity. Under these circumstances, at maturity investors will lose 1% of their principal for every 0.01% that the Final Reference Rate Spread is less than the Strike Level and could lose all of their principal amount at maturity.
•	THE NOTES ARE NOT TRADITIONAL FIXED INCOME SECURITIES — See “Selected Risk Considerations — The Notes Are Not Traditional Fixed Income Securities” in this pricing supplement.
•	RETURN LINKED TO THE SPREAD BETWEEN THE 30-YEAR U.S. DOLLAR SOFR ICE SWAP RATE AND THE 2-YEAR U.S. DOLLAR SOFR ICE SWAP RATE — The Reference Rate Spread is the difference between the 30-Year U.S. Dollar SOFR ICE Swap Rate and the 2-Year U.S. Dollar SOFR ICE Swap Rate.

The 30-Year U.S. Dollar SOFR ICE Swap Rate is a “constant maturity swap rate” that measures the annual fixed rate of interest payable on a hypothetical fixed-for-floating U.S. dollar interest rate swap transaction with a 30-year maturity. In such a hypothetical swap transaction, the fixed rate of interest, payable annually on an actual / 360 basis (i.e., interest accrues based on the actual number of days elapsed, with a year assumed to comprise 360 days), is exchangeable for a floating payment stream based on SOFR (compounded in arrears for twelve months using standard market conventions), also payable annually on an actual / 360 basis. SOFR is intended to be a broad measure of the cost of borrowing cash overnight collateralized by Treasury securities. For more information about SOFR, see “Annex A — SOFR” in this pricing supplement.

The 2-Year U.S. Dollar SOFR ICE Swap Rate is a “constant maturity swap rate” that measures the annual fixed rate of interest payable on a hypothetical fixed-for-floating U.S. dollar interest rate swap transaction with a 2-year maturity. In such a hypothetical swap transaction, the fixed rate of interest, payable annually on an actual / 360 basis (i.e., interest accrues based on the actual number of days elapsed, with a year assumed to comprise 360 days), is exchangeable for a floating payment stream based on SOFR (compounded in arrears for twelve months using standard market conventions), also payable annually on an actual / 360 basis.

•	TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-II. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes. Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, although not free from doubt, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

JPMorgan Structured Investments —	PS-5
Capped Notes Linked to the Spread Between the 30-Year U.S. Dollar SOFR ICE Swap Rate and the 2-Year U.S. Dollar SOFR ICE Swap Rate

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement and below.

Risks Relating to the Notes Generally

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The return on the notes at maturity is linked to the performance of the Reference Rate Spread and will depend on whether, and the extent to which, the Reference Rate Spread is positive or negative. If the Final Reference Rate Spread is less than the Strike Level (and therefore, the 30-Year Reference Rate is below the 2-Year Reference Rate by more than 0.50%), you will lose 1% of the principal amount of your notes for every 0.01% that the Final Reference Rate Spread is less than -0.50%. Accordingly, under these circumstances, you may lose all of your principal amount at maturity.
•	YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM RETURN — If the Final Reference Rate Spread is greater than the Strike Level, for each $1,000 principal amount note, you will receive at maturity $1,000 plus an additional return that will not exceed a predetermined percentage of the principal amount, regardless of the Reference Rate Spread, which may be significantly positive. We refer to this predetermined percentage as the Maximum Return, which will be provided in the pricing supplement and will not be less than 75%.
•	YOUR PAYMENT AT MATURITY ON THE NOTES IS BASED ON THE PERFORMANCE OF THE REFERENCE RATE SPREAD, WHICH MAY BE NEGATIVE — The Final Reference Rate Spread may be negative, as a result of the factors described under “— Risks Relating to the Reference Rate Spread — The Reference Rate Spread Will Be Affected By a Number of Factors and May Be Volatile” below. If the Final Reference Rate Spread is less than the Strike Level on the Valuation Date, you will lose some or all of your principal amount at maturity. You should not invest in the notes if you do not understand the Reference Rates, the Reference Rate Spread or have no view on longer-term rates relative to shorter-term rates.

The Reference Rate Spread may remain negative and continue to decline if (i) the 30-Year Reference Rate decreases or remains constant while the 2-Year Reference Rate increases or (ii) the 30-Year Reference Rate decreases while the 2-Year Reference Rate increases or remains constant. However, even if the Reference Rates move in the same direction (i.e., both Reference Rates are increasing or decreasing at the same time), if (i) the 2-Year Reference Rate increases by more than 30-Year Reference Rate increases or (ii) the 30-Year Reference Rate decreases by more than 2-Year Reference Rate decreases, the Reference Rate Spread will continue to decline and the Final Reference Rate Spread could be less than the Strike Level on the Valuation Date. Any of these scenarios increases the likelihood that the Final Reference Rate Spread will be less than the Strike Level on the Valuation Date, which will result in a greater potential for a loss of some or all of your principal amount at maturity.

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. — The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
•	THE NOTES ARE NOT TRADITIONAL FIXED INCOME SECURITIES — Traditional fixed income securities linked to an interest rate, commonly referred to as floating rate notes, typically provide for the return of an investor’s principal amount at maturity and the payment of periodic interest based on the interest rate to which the securities are linked. As a result, any decline in the interest rate would potentially result in a reduction in the amount of any periodic interest paid on the securities, but would not adversely affect the return of the investor’s principal amount at maturity. However, the notes offered by this pricing supplement do not pay periodic interest based on either Reference Rate or the Reference Rate Spread. Instead, the amount an investor receives at maturity will depend on the performance of the Reference Rate Spread on the Valuation Date. If the Reference Rate Spread declines to less than the Strike Level on the Valuation Date, investors will lose some or all of their principal amount at maturity.
•	THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED, AND YOU WILL NOT PARTICIPATE IN ANY INCREASE IN THE REFERENCE RATE SPREAD — The appreciation potential of the notes is limited to the Maximum Return, regardless of any increase in the Reference Rate Spread, which may be significant. Accordingly, the return on the notes may be significantly less than the return on a direct investment in the Reference Rate Spread during the term of the notes.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary

JPMorgan Structured Investments —	PS-6
Capped Notes Linked to the Spread Between the 30-Year U.S. Dollar SOFR ICE Swap Rate and the 2-Year U.S. Dollar SOFR ICE Swap Rate

market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement. In particular, each of the estimated value of the notes and the Maximum Return will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this pricing supplement. Accordingly, you should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the Maximum Return.

Risks Relating to Conflicts of Interest

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes. For example, if on the Valuation Date, either Reference Rate cannot be determined by reference to the applicable Reuters page, the calculation agent will determine that Reference Rate for the Valuation Date in its sole discretion, after consulting such sources as it deems comparable to the foregoing page, or any such other source it deems reasonable from which to estimate the relevant rate for U.S. dollar swaps. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE — The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price

JPMorgan Structured Investments —	PS-7
Capped Notes Linked to the Spread Between the 30-Year U.S. Dollar SOFR ICE Swap Rate and the 2-Year U.S. Dollar SOFR ICE Swap Rate

of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the Reference Rate Spread, including:
•	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	our internal secondary market funding rates for structured debt issuances;
•	the actual and expected volatility of the Reference Rate Spread;
•	the time to maturity of the notes;
•	correlation (or lack of correlation) of the Reference Rates;
•	whether the Reference Rate Spread has been, or is expected to be, less than the Strike Level on the Valuation Date;
•	interest and yield rates in the market generally; and
•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

Risks Relating to the Reference Rate Spread

•	THE REFERENCE RATE SPREAD WILL BE AFFECTED BY A NUMBER OF FACTORS —

The Reference Rate Spread will depend on a number of factors, including, but not limited to:

•	supply and demand for overnight U.S. Treasury repurchase agreements;
•	sentiment regarding underlying strength in the U.S. and global economies;
•	expectations regarding the level of price inflation;
•	sentiment regarding credit quality in the U.S. and global credit markets;
•	central bank policy regarding interest rates;
•	inflation and expectations concerning inflation;
•	performance of capital markets; and
•	any statements from public government officials regarding the cessation of the Reference Rates and/or SOFR.

These and other factors may have a negative effect on the performance of the Reference Rate Spread and on the value of the notes in the secondary market.

•	THE REFERENCE RATE SPREAD MAY BE VOLATILE — The Reference Rates (and, therefore, the Reference Rate Spread) are subject to volatility due to a variety of factors affecting interest rates generally, including, but not limited to:
•	sentiment regarding underlying strength in the U.S. and global economies;
•	expectations regarding the level of price inflation;
•	sentiment regarding credit quality in U.S. and global credit markets;
•	central bank policy regarding interest rates; and
•	performance of capital markets.

These and other factors may have a negative impact on any payment at maturity on the notes and on the value of the notes in the secondary market. A Reference Rate Spread that is less than the Strike Level on the Valuation Date will result in the loss of some or all of the principal amount at maturity. As a result of these factors, the Reference Rate Spread may be volatile, and even a very small percentage point change in the Reference Rate Spread can result in a significant loss on the notes if the notes have not been redeemed early. Accordingly, volatility of the Reference Rate Spread may adversely affect your return on the notes.

•	THE REFERENCE RATES AND THE MANNER IN WHICH THEY ARE CALCULATED MAY CHANGE IN THE FUTURE — There can be no assurance that the method by which the Reference Rates are calculated will continue in its current form. Any changes in the method of calculation could reduce the Reference Rate Spread.
•	THE REFERENCE RATES (AND THEREFORE THE REFERENCE RATE SPREAD) AND SOFR HAVE LIMITED HISTORIES AND FUTURE PERFORMANCE CANNOT BE PREDICTED BASED ON HISTORICAL PERFORMANCE — The publication of the U.S. Dollar SOFR ICE Swap Rate began in November 2021, and, therefore, has a limited history. IBA launched the U.S. Dollar SOFR ICE Swap Rate for use as a reference rate for financial instruments in order to aid the market’s transition to SOFR and away from LIBOR. However, the composition and characteristics of SOFR differ from those of LIBOR in material respects, and the historical performance of LIBOR and the U.S. Dollar

JPMorgan Structured Investments —	PS-8
Capped Notes Linked to the Spread Between the 30-Year U.S. Dollar SOFR ICE Swap Rate and the 2-Year U.S. Dollar SOFR ICE Swap Rate

LIBOR ICE Swap Rate will have no bearing on the performance of SOFR, the Reference Rates or the Reference Rate Spread.

In addition, the publication of SOFR began in April 2018, and, therefore, it has a limited history.  The future performance of the Reference Rates , the Reference Rate Spread and SOFR cannot be predicted based on the limited historical performance.  The levels of the Reference Rates , the Reference Rate Spread and SOFR during the term of the notes may bear little or no relation to the historical actual or historical indicative data.  Prior observed patterns, if any, in the behavior of market variables and their relation to the Reference Rates , the Reference Rate Spread and SOFR, such as correlations, may change in the future.  While some pre-publication historical data for SOFR has been released by the Federal Reserve Bank of New York (the “New York Fed”), production of such historical indicative SOFR data inherently involves assumptions, estimates and approximations.

No future performance of the Reference Rates , the Reference Rate Spread or SOFR may be inferred from any of the historical actual or historical indicative SOFR data.  Hypothetical or historical performance data are not indicative of, and have no bearing on, the potential performance of the Reference Rates , the Reference Rate Spread or SOFR.  Changes in the levels of SOFR will affect the Reference Rates and the Reference Rate Spread and, therefore, the return on the notes and the trading price of the notes, but it is impossible to predict whether such levels will rise or fall.  There can be no assurance that the Reference Rate Spread will be greater than or equal to the Strike Level.

•	ANY FAILURE OF SOFR TO GAIN MARKET ACCEPTANCE COULD ADVERSELY AFFECT THE NOTES — According to the ARRC, SOFR was developed for use in certain U.S. dollar derivatives and other financial contracts as an alternative to LIBOR in part because it is considered a good representation of general funding conditions in the overnight U.S. Treasury repurchase agreement market. However, as a rate based on transactions secured by U.S. Treasury securities, it does not measure bank-specific credit risk and, as a result, is less likely to correlate with the unsecured short-term funding costs of banks than competing replacement rates for LIBOR that reflect bank-specific credit risk. This may mean that market participants would not consider SOFR a suitable substitute, replacement or successor for all of the purposes for which LIBOR historically has been used (including, without limitation, as a representation of the unsecured short-term funding costs of banks), which may, in turn, lessen market acceptance of SOFR. Any failure of SOFR to gain market acceptance could adversely affect the Reference Rate Spread, the return on and value of the notes and the price at which investors can sell the notes in the secondary market.
•	THE ADMINISTRATOR OF SOFR MAY MAKE CHANGES THAT COULD ADVERSELY AFFECT THE LEVEL OF SOFR OR DISCONTINUE SOFR AND HAS NO OBLIGATION TO CONSIDER YOUR INTEREST IN DOING SO — SOFR is a relatively new rate, and Federal Reserve Bank of New York (“FRBNY”) (or a successor), as administrator of SOFR, may make methodological or other changes that could change the value of SOFR, including changes related to the method by which SOFR is calculated, eligibility criteria applicable to the transactions used to calculate SOFR, or timing related to the publication of SOFR. If the manner in which SOFR is calculated is changed, that change may result in a reduction in the Reference Rate Spread and may adversely affect any payment on the notes, which may adversely affect the trading prices of the notes. The administrator of SOFR may withdraw, modify, amend, suspend or discontinue the calculation or dissemination of SOFR in its sole discretion and without notice and has no obligation to consider the interests of holders of the notes in calculating, withdrawing, modifying, amending, suspending or discontinuing SOFR. In that case, the method by which the Reference Rates are calculated will change, which could reduce the Reference Rate Spread.
•	EACH REFERENCE RATE MAY BE DETERMINED BY THE CALCULATION AGENT IN ITS SOLE DISCRETION OR, IF IT IS DISCONTINUED OR CEASED TO BE PUBLISHED PERMANENTLY OR INDEFINITELY, REPLACED BY A SUCCESSOR OR SUBSTITUTE RATE — If no relevant rate appears on the applicable Bloomberg Screen Page on a relevant day at approximately 11:00 a.m., New York City time, then the calculation agent, after consulting such sources as it deems comparable to the foregoing display page, or any such source it deems reasonable from which to estimate the relevant rate for U.S. dollar swaps referencing SOFR, will determine the applicable Reference Rate for that relevant day in its sole discretion.

Notwithstanding the foregoing, if the calculation agent determines in its sole discretion on or prior to the relevant day that the relevant rate for U.S. dollar swaps referencing SOFR has been discontinued or that rate has ceased to be published permanently or indefinitely, then the calculation agent will use as the applicable Reference Rate for that day a substitute or successor rate that it has determined in its sole discretion, after consulting an investment bank of national standing in the United States (which may be an affiliate of ours) or any other source it deems reasonable, to be a commercially reasonable replacement rate.  If the calculation agent has determined a substitute or successor rate in accordance with the foregoing, the calculation agent may determine in its sole discretion, after consulting an investment bank of national standing in the United States (which may be an affiliate of ours) or any other source it deems reasonable, the definitions of business day and Valuation Date and any other relevant methodology for calculating that substitute or successor rate, including any adjustment factor it determines is needed to make that substitute or successor rate comparable to the relevant rate for U.S. dollar swaps referencing SOFR, in a manner that is consistent with industry-accepted practices for that substitute or successor rate.

Any of the foregoing determinations or actions by the calculation agent could result in adverse consequences to the value of the Reference Rate Spread used on the Valuation Date, which could adversely affect the return on and the market value of the notes.

JPMorgan Structured Investments —	PS-9
Capped Notes Linked to the Spread Between the 30-Year U.S. Dollar SOFR ICE Swap Rate and the 2-Year U.S. Dollar SOFR ICE Swap Rate

Historical Information

The first graph below sets forth the historical weekly performances of the 30-Year Reference Rate and the 2-Year Reference Rate from November 19, 2021 (the first Friday on which the Reference Rates were published by Bloomberg Professional® service (“Bloomberg”)) through April 1, 2022. The 30-Year Reference Rate on April 7, 2022 was 2.223%. The 2-Year Reference Rate on April 7, 2022 was 2.410%.

The second graph below sets forth the historical weekly Reference Rate Spread (i.e., the difference between the 30-Year Reference Rate and the 2-Year Reference Rate) from November 19, 2021 through April 1, 2022. The Reference Rate Spread on April 7, 2022 was -0.187%.

We obtained the levels of the Reference Rates and the Reference Rate Spread above and below from Bloomberg, without independent verification. The historical values of the Reference Rates and the Reference Rate Spread should not be taken as an indication of future performance, and no assurance can be given as to the value of the Reference Rate Spread on the Valuation Date. There can be no assurance that the performance of the Reference Rate Spread will result in the return of any of your principal amount or the payment of any interest. You should note that publication of the U.S. Dollar SOFR ICE Swap Rate began on November 8, 2021, and it therefore has a limited history.

When reviewing the historical performance of the Reference Rate Spread in the below graph, it is important to understand that, because you will lose 1% of your principal amount at maturity for every 0.01% that the Final Reference Rate Spread is less than the Strike Level, a very small percentage point decline in the Final Reference Rate Spread can result in a significant loss on the notes. In addition, because the payment at maturity is based on the Reference Rate Spread, even when the 30-Year Reference Rate increases or the 2-Year Reference Rate decreases, you may lose some or all of your principal amount at maturity. See “Selected Risk Considerations — Risks Relating to the Notes Generally — Your Investment in the Notes May Result in a Loss” and “Selected Risk Considerations — Risks Relating to the Notes Generally — Your Payment at Maturity on the Notes Is Based on the Performance of the Reference Rate Spread, Which May be Negative” in this pricing supplement.

JPMorgan Structured Investments —	PS-10
Capped Notes Linked to the Spread Between the 30-Year U.S. Dollar SOFR ICE Swap Rate and the 2-Year U.S. Dollar SOFR ICE Swap Rate

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be

JPMorgan Structured Investments —	PS-11
Capped Notes Linked to the Spread Between the 30-Year U.S. Dollar SOFR ICE Swap Rate and the 2-Year U.S. Dollar SOFR ICE Swap Rate

Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Total Return on the Notes, Assuming a Range of Performances for the Final Reference Rate Spread?” and “Hypothetical Examples of Amount Payable At Maturity” in this pricing supplement for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Return Linked to the Spread Between the 30-Year U.S. Dollar SOFR ICE Swap Rate and the 2-Year U.S. Dollar SOFR ICE Swap Rate” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Pricing Date of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

JPMorgan Structured Investments —	PS-12
Capped Notes Linked to the Spread Between the 30-Year U.S. Dollar SOFR ICE Swap Rate and the 2-Year U.S. Dollar SOFR ICE Swap Rate

Annex A — SOFR

SOFR is published by the Federal Reserve Bank of New York (“FRBNY”) and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by Treasury securities. FRBNY reports that SOFR includes all trades in the Broad General Collateral Rate, plus bilateral Treasury repurchase agreement (“repo”) transactions cleared through the delivery-versus-payment service offered by the Fixed Income Clearing Corporation (the “FICC”), a subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). SOFR is filtered by FRBNY to remove a portion of the foregoing transactions considered to be “specials.” According to FRBNY, “specials” are repos for specific-issue collateral which take place at cash-lending rates below those for general collateral repos because cash providers are willing to accept a lesser return on their cash in order to obtain a particular security.

FRBNY reports that SOFR is calculated as a volume-weighted median of transaction-level tri-party repo data collected from The Bank of New York Mellon, which currently acts as the clearing bank for the tri-party repo market, as well as General Collateral Finance Repo transaction data and data on bilateral Treasury repo transactions cleared through the FICC’s delivery-versus-payment service. FRBNY notes that it obtains information from DTCC Solutions LLC, an affiliate of DTCC.

FRBNY currently publishes SOFR daily on its website. FRBNY states on its publication page for SOFR that use of SOFR is subject to important disclaimers, limitations and indemnification obligations, including that FRBNY may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice. Information contained in the publication page for SOFR is not incorporated by reference in, and should not be considered part of, this pricing supplement.

JPMorgan Structured Investments —	PS-13
Capped Notes Linked to the Spread Between the 30-Year U.S. Dollar SOFR ICE Swap Rate and the 2-Year U.S. Dollar SOFR ICE Swap Rate